Exhibit 10.32
Private & Confidential
Paul Edgecliffe-Johnson
Blythewood
The Highlands
East Horsley
Surrey
KT24 5BQ
22nd February 2023
Dear Paul,
I am delighted to confirm the terms of your appointment with Betfair Limited (the “Company”) as Chief Financial Officer, reporting to Peter Jackson, Chief Executive Officer, Flutter Entertainment plc (“Flutter”).
Subject to the final employment checks as set out in this letter, your appointment will commence no later than 20th March 2023. The full terms of your employment are outlined in a detailed Service Agreement which has been provided to you.
You will be based at the Company’s offices in Hammersmith, London.
You will be required to enter into an Executive Director Appointment Letter with Flutter in relation to your position on the Board of Flutter as an Executive Director, and you will hold this role for the duration of your employment under the Service Agreement with the Company.
The remuneration package is as outlined below:
1.Base Salary: Your annual base salary will be £650,000 (six hundred and fifteen thousand pounds) per annum, payable in arrears in twelve equal monthly instalments. In addition, Flutter will pay you a fee of £100,000 (one hundred thousand pounds) per annum in relation to your position on the Board of Flutter. Your total salary, to be used as a reference for the entitlements set out in this letter, will be £750,000 (“Total Salary”).
2.Notice Period: Your employment is terminable on not less than 12 (twelve) months’ written notice by either party.
3.Annual Bonus and deferred shares: You will be eligible to participate in the Company’s discretionary annual bonus and Deferred Share Incentive Plan (“DSIP”) in line with the Directors’ Remuneration Policy in place from time to time, which currently provides for a total maximum annual bonus of 265% of Total Salary for achievement of maximum performance. The measures and associated targets will be set on an annual basis.
Annual bonus entitlement for the financial year in which your employment starts will be reduced on a pro-rata basis, based on the period you were employed with the Company during the relevant year relative to the whole financial year.
Under the DSIP, one-half of any bonus earned is deferred into an award over Flutter shares (“deferred shares”), of which 50% vests after 3 years and 50% vests after 4 years, starting on the date of the award of the deferred shares. The vesting of deferred shares is normally subject to you being in employment on the date of vesting and any other conditions that the Remuneration Committee may determine.
Any benefit awarded under the annual bonus and DSIP is entirely at the Company’s discretion and is dependent on the company bonus plan rules and the Directors’ Remuneration Policy in force from time to time. You will only be eligible to receive a discretionary bonus if you are in the

Company’s employment at the date of payment and have not given or received notice to terminate your employment. You have no contractual entitlement to receive a bonus, and payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year. The Company has the right to withdraw or vary the bonus at any time.
The part of your annual bonus that is not deferred into an award over deferred shares shall be paid to you via your employing Company’s payroll, less statutory deductions for income tax and social security or National Insurance contributions (or their equivalent in any jurisdiction).
4.LTI award: You will be eligible to receive an award over Flutter Entertainment plc shares (“Flutter Shares”) under the rules of the Flutter Entertainment plc 2015 Long Term Incentive Plan (the “2015 LTIP”) or any replacement long-term incentive plan approved by the shareholders of Flutter in a general meeting (“LTIP”), subject to you being employed by the Company and not under notice of termination on the proposed date of grant.
The grant, and the terms and vesting of awards made under the 2015 LTIP or any replacement LTIP, shall at all times be subject to compliance with the Directors’ Remuneration Policy in force from time to time.
For 2023, you will receive an LTI award over Flutter Shares that has an aggregate market value on grant (rounded down to the nearest whole share) equivalent to 150% of your Total Salary as at that time, or such other higher amount permitted under the terms of any new shareholder approved LTIP and Directors’ Remuneration Policy. Any LTI award granted to you under the 2015 LTIP in 2023 is expected to be granted at the same time as any grant made to the Chief Executive Officer of Flutter after Flutter’s 2023 Annual General Meeting (given the current consultation on the Directors’ Remuneration Policy) and will normally vest on the third anniversary of the grant date, subject to you being in employment within the Flutter group of companies at that time and to the extent that the applicable performance conditions have been satisfied. The vesting of any award (or proportion of it) granted under any replacement LTIP approved by the Flutter shareholders shall vest in accordance with the rules of that new scheme.
Following the grant you will receive a confirmation letter providing further detail of this award.
The terms upon which any LTI award is granted to you under the 2015 LTIP (or any replacement LTIP) shall be subject to the rules of the relevant plan and your agreement to be bound by the rules, the performance conditions applicable to the LTI award as determined and set by the Remuneration Committee, in its discretion, and the Flutter Directors’ Remuneration Policy, in force from time to time. This includes your agreement to be bound by any malus and clawback provisions.
You have no contractual entitlement to receive an award under the 2015 LTIP (or any replacement LTIP) and an award in any year does not give rise to any obligation on the Company to make an award in any subsequent or future year.
In accordance with the Directors’ Remuneration Policy, all LTI awards granted under the 2015 LTIP (and any replacement LTIP) shall be subject to malus and clawback, and both post-vesting and post-termination holding periods.
5.Buy-out awards

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A.Annual Bonus and Performance Plan 2022
i.Forfeited right to deferred share awards. Subject to and conditional upon the lapse and forfeiture in full of all rights to receive a deferred share award from your current employer under its Annual Performance Plan 2022 (“APP 2022”) in respect of performance during the year ending 31 December 2022, Flutter will grant you a conditional right to acquire Flutter shares that have an aggregate market value (see below) equal to the amount of the deferred share award that would have been granted to you by your current employer under the APP 2022 (rounded down to the nearest whole share), as determined by the Company by reference to actual performance and having regard to the disclosures made in the published Annual Report & Accounts of Intercontinental Hotel Group plc (“IHG”) for the year ended 31 December 2022 (“AR&A 2022”). The award will be granted as soon as reasonably practicable following the commencement of your employment and shall vest on 10 March 2026.
For the purposes of determining the total number of Flutter shares granted under the award, Flutter will use the average of the closing middle-market quotations of a Flutter Share for the three dealing deals immediately prior to the grant of the award.
ii.Forfeited cash bonus. Subject to and conditional upon the lapse and forfeiture in full of all rights to receive an annual cash bonus from your current employer in respect of performance during the year ending 31 December 2022, you will be entitled to receive a buy-out cash bonus from the Company of an amount equal to the value of the actual cash bonus forfeited, as determined by the Company by reference to the AR&A 2022. The bonus shall be paid to you in the seventh month following the commencement of your appointment with the Company. The value of any bonus payable will be increased by the Bank of England published CPI rate as calculated between the month that you would have received this from IHG (March 2023) and the month that it is payable by the Company.
B.Annual Bonus FY2023
Subject to and conditional upon the lapse and forfeiture in full of all rights to receive an annual bonus from your current employer for performance during the year starting on 1 January 2023, you will be entitled to receive a buy-out bonus as soon as reasonably practicable following the commencement of your employment. The total value of the bonus will be an amount equal to the sum of your current total salary of £660,200 plus 5% (i.e., £693,210) multiplied by an assumed pay-out equal to 70% of your current maximum opportunity (200% of salary) and the application of a pro-rata reduction based on the number of days in the period from 1 January 2023 to the date of termination of your employment with the IHG relative to a period of 365 days. One-half of the total bonus will be paid in cash in March 2024 and the remainder will be structured as a share award over Flutter shares that have an aggregate market value (see below) equal to the other half of the total bonus (rounded down to the nearest whole share). The share award will be granted in March 2024 and shall vest on 10 March 2027.
For the purposes of determining the total number of Flutter shares granted under the award, Flutter will use the average of the closing middle-market quotations of a Flutter Share for the three dealing deals immediately prior to the grant of the award.
C.Annual Performance Plan 2019
Subject to and conditional upon the lapse and forfeiture in full of your 2019 Annual Performance Plan deferred share award over 8,839 shares, you will be entitled to receive a cash bonus from the Company of an amount equal to the sum of the closing middle-market quotation of a share in IHG as published in the London Stock Exchange Daily Official List on 10 March 2023 which is the date the 2019 Annual Performance Plan would have vested, multiplied by 8,839. The cash amount will be paid in the seventh month following the commencement of your appointment. The value of any amount payable will be increased by the Bank of England published CPI rate as

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calculated between the month that you would have received this from IHG (March 2023) and the month that it is payable by the Company.
D.Annual Performance Plan 2021
Subject to and conditional upon the lapse and forfeiture in full of your 2021 Annual Performance Plan deferred share award over 12,550 shares, Flutter will grant you a conditional right to acquire Flutter Shares that have an aggregate Market Value equal to the sum of the Market Value of a share in IHG, multiplied by 12,550 (rounded down to the nearest whole share). The award shall vest on 29 February 2025.
E.2020 LTIP
Subject to and conditional upon the lapse and forfeiture in full of your 2020 LTIP award over 36,140 shares (see below), you will be entitled to receive a cash bonus from the Company of an amount equal to the sum of the total number of shares that would have vested based on actual performance (as disclosed in the published AR&A 2022) multiplied by the closing middle-market quotation of a share in IHG as published in the London Stock Exchange Daily Official List for the date on which the 2020 LTIP would have vested. Any cash amount due will be paid in the seventh month following the commencement of your appointment with the Company. The value of any amount payable will be increased by the Bank of England published CPI rate as calculated between the month that you would have received this from IHG (March 2023) and the month that it is payable by the Company.
F.2021 LTIP
Subject to and conditional upon the lapse and forfeiture in full of your 2021 LTIP award over 34,310 shares (see below), Flutter will grant you a conditional right to acquire Flutter Shares that have an aggregate Market Value equal to the sum of the Market Value of a share in IHG, multiplied by 17,155 being the Company’s estimate of the number of shares held under the 2021 LTIP that will vest (at 50% achievement of performance conditions). The award shall vest on 10 March 2024.

Award	Performance Measure	Performance period	Vest date	No. of shares	Current face value (@£45ps)	Performance estimate	Buy-out value (@£45)
2021 LTIP	TSR (30%)	01.01.21 — 31.12.23	Feb/ March 24 (day after Fys)	10,293	£463,185	0%	Nil
	NSSG (40%)			13,724	£617,580	50%	£308,790
	Cash flow (30%)			10,293	£463,185	100%	£463,185
G.2022 LTIP
Subject to and conditional upon the lapse and forfeiture in full of your 2022 LTIP award over 37,496 shares, Flutter will grant you a conditional right to acquire Flutter Shares that have an aggregate Market Value equal to the sum of the Market Value of a share in IHG, multiplied by 24,371 being the Company’s estimate of the number of shares held under the 2022 LTIP that will vest (at 65% achievement of performance conditions). The award shall vest on 10 March 2025.

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Award	Performance Measure	Performance period	Vest date	No. of shares	Current face value (@£45ps)	Performance estimate	Buy-out value (@£45)
2022 LTIP	TSR (30%)	01.01.22 — 31.12.24	Feb/ March 25 (day after Fys)	11,249	£506,183	100%	£506,183
	NSSG (40%)			14,998	£674,910	50%	£337,455
	Cash flow (30%)			11,249	£506,183	50%	£253,091

H.General terms and conditions applicable to buy-out awards
i.The award and / or grant of any buy-out award by the Company (over cash or Flutter Shares) is subject to you being in employment with the Company and not under notice of termination (given for any reason or received for reason of gross misconduct) on the proposed date of award or grant (as applicable).
ii.All buy-out awards will be granted to you by Flutter or the Company (as applicable) as soon as reasonably practicable following the start of your employment with the Company. No award will be granted to you at any time when Flutter (or the directors) is (are) prohibited from dealing in Flutter Shares for any reason.
iii.All conditional rights to acquire Flutter Shares will be structured as nil-cost options and will be granted for nil consideration under the terms of a separate award agreement(s) to be entered into between you, Flutter and the Company as soon as reasonably practicable following the commencement of employment. Once vested, a nil cost option will normally remain capable of exercise up until the 10th anniversary of grant, or within 6 months from the date of cessation.
iv.The payment of all cash-based buy-out awards and the vesting of all share-based buy-out awards will be subject to and conditional upon you being employed with the Company and not under notice of termination of employment (given for any reason or received for reason of gross misconduct) on the proposed payment date or vesting date (as applicable).
v.For the purposes of calculating the number of Flutter Shares over which a buy-out award is to be granted, other than where expressed to the contrary in this offer letter the Market Value of a:
a)Flutter Share shall be equal to the average of the closing middle-market quotations (“MMQs”) of a Flutter Share on the three dealing days immediately following the date on which your appointment is announced to the market provided that if such date falls on a date or during a period when Flutter is in a closed period and the directors are prohibited from dealing in Flutter Shares for any reason (a “Flutter Closed Period”), the Market Value of a Flutter Share shall be equal to the average of the MMQs of a Flutter Share for the first three dealing days immediately following the end of that Flutter Closed Period; and
b)IHG share shall be equal to the average MMQs of an IHG share on the three dealing days immediately following the date on which your appointment is announced to the market provided that if such date falls during a Flutter Closed Period, the Market Value of an IHG share shall be equal to the average of the MMQs of an IHG share for the first three dealing days immediately following the end of that Flutter Closed Period.
vi.You will be responsible and liable for paying all employee tax and social security or National Insurance contributions or their equivalent (in the UK and Ireland, or any other jurisdiction) that become due on or arise in connection with the payment or vesting of any buy-out award and agree to fully indemnify Flutter or the Company for any amount of the tax liability paid from time to time and which has not been recovered from you.

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vii.All share awards to be granted over Flutter Shares which are granted under an arrangement which has not been approved by the Flutter shareholders shall be satisfied using Flutter Shares held in, acquired or sourced via the Company’s employees’ trust, subject to the agreement of the trustees of the trust.
viii.You agree to provide the Company with any document or written notification reasonably requested evidencing the lapse and forfeiture in full of any bonus, deferred share award or LTIP relating to your current employment.
6.Shareholding Guideline: As outlined in clause 12 of your Service Agreement, you are required to acquire and retain Flutter Shares with a market value of at least two times your Total Salary (or such other amount as may be set out in the Directors’ Remuneration Policy from time to time). This shareholding requirement can be built up over a 5-year period starting on the date of commencement of your employment and the acquisition of these Flutter Shares can be through the vesting of any deferred share bonus, LTIP or share-based buy-out award. You will be required to retain a minimum of 50% of any post-tax vested awards (including share-based buy-out awards) until this shareholding requirement has been met. The Board of Directors and Remuneration Committee shall consider and have regard to your progress and achievement towards satisfying the shareholding guidelines when it considers whether or not you should participate in the LTIP (or any other employees’ share scheme operated by Flutter) in the future and the value of any awards. On cessation of employment (for any reason) you are required to hold the lower of your actual shareholding immediately prior to the date of cessation and the shareholding guideline of two times your Total Salary. In line with the current Remuneration Policy, the post-termination share ownership guideline must be complied with for a period of two years post departure.
7.Pension: You will be entitled to a pension contribution from the Company in line with the percentage payable to the UK wider workforce. This has been determined to current be 9% of Total Salary, which may be paid into the Company scheme or taken as a cash supplement (subject to the usual statutory deductions). This contribution may be updated in line with the Remuneration Policy.
8.Good Leaver Treatment: In the event that you retire from the Company (such retirement, evidenced to the satisfaction of the Remuneration Committee) on a date which is at least 5 years from the date of commencement of your employment with the Company following an orderly hand-over of your duties to your successor and provided there are no grounds at that time for which the Company could summarily terminate your employment for any reason, you will be regarded as a “good leaver” for the purposes of any of the Company’s discretionary share plans under which you hold subsisting awards at that time (the “Plans”) provided further, however, that prior to the vesting, exercise and / or release of those awards: (i) you complete and return a signed declaration in a form provided to you by the Company in which you reconfirm and attest that the terms and basis upon which you retired and the Remuneration Committee considered your retirement continue to apply; (ii) you have not materially breached the terms of the Executive Director Appointment Letter, the Service Agreement or any other agreement with any member of the Flutter group of companies relating to your employment / appointment or its termination; and (iii) you are otherwise eligible for the vesting, exercise and release of awards under the terms of the rules of the relevant Plans (as amended from time to time). For the avoidance of doubt, all share awards and any vesting, exercise and / or pay-out of those awards remain and are subject to the approved Directors’ Remuneration Policy in force at that time, the rules of the relevant Plans as amended from time to time and to the discretions of the Remuneration Committee.
9.Holiday: You will be eligible to receive uncapped holiday in accordance with the Company’s Uncapped Holiday Allowance Policy.
10.Insurance Benefits: You will receive insurance benefits as provided to other Senior Executives, currently including private health care for you and your dependants, life insurance and income protection. These benefits are provided subject to your age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums.

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11.Contribution to legal fees: The Company will make a contribution of a sum of up to £1,750 plus VAT in respect of your legal costs in connection with negotiation of the terms and conditions of your employment with the Company.
12.Tax deductions and withholding: All payments made to you and benefits provided to you by any member of the Flutter group of companies will be subject to required deductions and withholdings under Irish and UK payroll (or its equivalent) and any applicable laws and requirements and your agreement to indemnify your employer and any member of the Flutter group of companies in accordance with the rules of the DSIP, the 2015 LTIP and any other discretionary bonus or share-based incentive plan operated by Flutter or the Company from time to time, and your buy-out awards. You acknowledge and agree that to the extent additional income tax arises in respect of the performance of your duties (including without limitation in the Republic of Ireland) you will be responsible and liable for the payment of such taxes and you will not be eligible to benefit under any tax equalisation arrangements, although the Company will assist you by facilitating the payment by you of any tax due to the relevant tax authorities in any applicable jurisdiction.
This offer is made subject to completion of Flutter’s employment checks for Senior Executives including the receipt of satisfactory references, as well as satisfactory right to work checks.
I am looking forward to working with you. The role of Chief Financial Officer is of fundamental importance to the Flutter group of companies and the members of the Board and management who have met with you in recent weeks are aligned in their strong view that you will add considerable value to our business. Please initial each page of both this offer letter and Service Agreement enclosed and sign the Service Agreement via DocuSign.
If you have any queries, please do not hesitate to let me know.
Yours sincerely,
/s/ Gary McGann
Gary McGann
Chair
For and on behalf of
Flutter Entertainment plc

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